UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b) AND
             (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*



                          Atheros Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    04743P108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-(c)

             [X]     Rule 13d-2(b)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------------------------                     ---------------------------------------
                   CUSIP NO. 04743P108                            13 G                   Page 2 of 21 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Foundation Capital II, L.P.                 94-3294074
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      (b) [X] (1)
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware, United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  0 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

(1) This Schedule 13G is filed by Foundation  Capital Management Co. II, L.L.C.  ("FC2M"),  Foundation Capital II, L.P.
("FC2"),  Foundation  Capital II Entrepreneurs  Fund, L.L.C.  ("FC2E"),  Foundation  Capital II Principals Fund, L.L.C.
("FC2P"), FC Leadership Management Co., L.L.C. ("FCLM"),  Foundation Capital Leadership Fund, L.P. ("FCL"),  Foundation
Capital Leadership  Principals Fund, L.L.C.  ("FCLP"),  James C. Anderson  ("Anderson"),  William B. Elmore ("Elmore"),
Kathryn C. Gould ("Gould"),  Paul G. Koontz ("Koontz"),  Michael N. Schuh ("Schuh") and Adam Grosser ("Grosser").  FC2M
serves as the sole general  partner of FC2,  FC2E and FC2P.  FCLM serves as the sole  general  partner of FCL and FCLP.
Anderson, Elmore, Gould, Koontz, Schuh and Grosser serves as a Manager or a Member, as applicable, of FC2M and FCLM and expressly disclaim status as a "group" for purposes of this Schedule 13G.

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 3 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Foundation Capital II Principals Fund, L.L.C.                 94-3296579
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      (b) [X] (1)
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware, United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  0 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

(1) This Schedule 13G is filed by Foundation  Capital  Management Co. II, L.L.C.  ("FC2M"),  Foundation Capital II,
L.P. ("FC2"),  Foundation Capital II Entrepreneurs  Fund, L.L.C.  ("FC2E"),  Foundation Capital II Principals Fund,
L.L.C. ("FC2P"), FC Leadership Management Co., L.L.C.  ("FCLM"),  Foundation Capital Leadership Fund, L.P. ("FCL"),
Foundation Capital Leadership Principals Fund, L.L.C. ("FCLP"),  James C. Anderson ("Anderson"),  William B. Elmore
("Elmore"),  Kathryn C. Gould  ("Gould"),  Paul G. Koontz  ("Koontz"),  Michael N. Schuh ("Schuh") and Adam Grosser
("Grosser").  FC2M  serves as the sole  general  partner of FC2,  FC2E and FC2P.  FCLM  serves as the sole  general partner of FCL and FCLP.  Anderson,  Elmore,  Gould,  Koontz, Schuh and Grosser serves as a Manager or a Member, as applicable, of FC2M and FCLM and expressly disclaim status as a "group" for purposes of this Schedule 13G.

                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 4 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Foundation Capital II Entrepreneurs Fund, L.L.C.              94-3301748
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      (b) [X] (1)
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware, United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0  shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  0  shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

(1) This Schedule 13G is filed by Foundation  Capital  Management Co. II, L.L.C.  ("FC2M"),  Foundation Capital II,
L.P. ("FC2"),  Foundation Capital II Entrepreneurs  Fund, L.L.C.  ("FC2E"),  Foundation Capital II Principals Fund,
L.L.C. ("FC2P"), FC Leadership Management Co., L.L.C.  ("FCLM"),  Foundation Capital Leadership Fund, L.P. ("FCL"),
Foundation Capital Leadership Principals Fund, L.L.C. ("FCLP"),  James C. Anderson ("Anderson"),  William B. Elmore
("Elmore"),  Kathryn C. Gould  ("Gould"),  Paul G. Koontz  ("Koontz"),  Michael N. Schuh ("Schuh") and Adam Grosser
("Grosser").  FC2M  serves as the sole  general  partner of FC2,  FC2E and FC2P.  FCLM  serves as the sole  general partner of FCL and FCLP.  Anderson,  Elmore,  Gould,  Koontz, Schuh and Grosser serves as a Manager or a Member, as applicable, of FC2M and FCLM and expressly disclaim status as a "group" for purposes of this Schedule 13G.

                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 5 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Foundation Capital Management Co. II, L.L.C.                  94-3294072
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      (b) [X] (1)
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware, United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  0 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

(1) This Schedule 13G is filed by Foundation  Capital  Management Co. II, L.L.C.  ("FC2M"),  Foundation Capital II,
L.P. ("FC2"),  Foundation Capital II Entrepreneurs  Fund, L.L.C.  ("FC2E"),  Foundation Capital II Principals Fund,
L.L.C. ("FC2P"), FC Leadership Management Co., L.L.C.  ("FCLM"),  Foundation Capital Leadership Fund, L.P. ("FCL"),
Foundation Capital Leadership Principals Fund, L.L.C. ("FCLP"),  James C. Anderson ("Anderson"),  William B. Elmore
("Elmore"),  Kathryn C. Gould  ("Gould"),  Paul G. Koontz  ("Koontz"),  Michael N. Schuh ("Schuh") and Adam Grosser
("Grosser").  FC2M  serves as the sole  general  partner of FC2,  FC2E and FC2P.  FCLM  serves as the sole  general partner of FCL and FCLP.  Anderson,  Elmore,  Gould,  Koontz, Schuh and Grosser serves as a Manager or a Member, as applicable, of FC2M and FCLM and expressly disclaim status as a "group" for purposes of this Schedule 13G.

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 6 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Foundation Capital Leadership Fund, L.P.             94-3370925
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      (b) [X] (1)
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware, United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  0 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

(1) This Schedule 13G is filed by Foundation  Capital  Management Co. II, L.L.C.  ("FC2M"),  Foundation Capital II,
L.P. ("FC2"),  Foundation Capital II Entrepreneurs  Fund, L.L.C.  ("FC2E"),  Foundation Capital II Principals Fund,
L.L.C. ("FC2P"), FC Leadership Management Co., L.L.C.  ("FCLM"),  Foundation Capital Leadership Fund, L.P. ("FCL"),
Foundation Capital Leadership Principals Fund, L.L.C. ("FCLP"),  James C. Anderson ("Anderson"),  William B. Elmore
("Elmore"),  Kathryn C. Gould  ("Gould"),  Paul G. Koontz  ("Koontz"),  Michael N. Schuh ("Schuh") and Adam Grosser
("Grosser").  FC2M  serves as the sole  general  partner of FC2,  FC2E and FC2P.  FCLM  serves as the sole  general partner of FCL and FCLP.  Anderson,  Elmore,  Gould,  Koontz, Schuh and Grosser serves as a Manager or a Member, as applicable, of FC2M and FCLM and expressly disclaim status as a "group" for purposes of this Schedule 13G.

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 7 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Foundation Capital Leadership Principals Fund, L.L.C.                  94-3377483
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      (b) [X] (1)
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware, United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  0 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------


(1) This Schedule 13G is filed by Foundation  Capital  Management Co. II, L.L.C.  ("FC2M"),  Foundation Capital II,
L.P. ("FC2"),  Foundation Capital II Entrepreneurs  Fund, L.L.C.  ("FC2E"),  Foundation Capital II Principals Fund,
L.L.C. ("FC2P"), FC Leadership Management Co., L.L.C.  ("FCLM"),  Foundation Capital Leadership Fund, L.P. ("FCL"),
Foundation Capital Leadership Principals Fund, L.L.C. ("FCLP"),  James C. Anderson ("Anderson"),  William B. Elmore
("Elmore"),  Kathryn C. Gould  ("Gould"),  Paul G. Koontz  ("Koontz"),  Michael N. Schuh ("Schuh") and Adam Grosser
("Grosser").  FC2M  serves as the sole  general  partner of FC2,  FC2E and FC2P.  FCLM  serves as the sole  general partner of FCL and FCLP.  Anderson,  Elmore,  Gould,  Koontz, Schuh and Grosser serves as a Manager or a Member, as applicable, of FC2M and FCLM and expressly disclaim status as a "group" for purposes of this Schedule 13G.

                                 * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 8 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             FC Leadership Management Co., L.L.C         91-2076858
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      (b) [X] (1)
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware, United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  0 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

(1) This Schedule 13G is filed by Foundation  Capital  Management Co. II, L.L.C.  ("FC2M"),  Foundation Capital II,
L.P. ("FC2"),  Foundation Capital II Entrepreneurs  Fund, L.L.C.  ("FC2E"),  Foundation Capital II Principals Fund,
L.L.C. ("FC2P"), FC Leadership Management Co., L.L.C.  ("FCLM"),  Foundation Capital Leadership Fund, L.P. ("FCL"),
Foundation Capital Leadership Principals Fund, L.L.C. ("FCLP"),  James C. Anderson ("Anderson"),  William B. Elmore
("Elmore"),  Kathryn C. Gould  ("Gould"),  Paul G. Koontz  ("Koontz"),  Michael N. Schuh ("Schuh") and Adam Grosser
("Grosser").  FC2M  serves as the sole  general  partner of FC2,  FC2E and FC2P.  FCLM  serves as the sole  general partner of FCL and FCLP.  Anderson,  Elmore,  Gould,  Koontz, Schuh and Grosser serves as a Manager or a Member, as applicable, of FC2M and FCLM and expressly disclaim status as a "group" for purposes of this Schedule 13G.

                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 9 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             James C. Anderson
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      (b) [X] (1)
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                 0 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

(1) This Schedule 13G is filed by Foundation  Capital  Management Co. II, L.L.C.  ("FC2M"),  Foundation Capital II,
L.P. ("FC2"),  Foundation Capital II Entrepreneurs  Fund, L.L.C.  ("FC2E"),  Foundation Capital II Principals Fund,
L.L.C. ("FC2P"), FC Leadership Management Co., L.L.C.  ("FCLM"),  Foundation Capital Leadership Fund, L.P. ("FCL"),
Foundation Capital Leadership Principals Fund, L.L.C. ("FCLP"),  James C. Anderson ("Anderson"),  William B. Elmore
("Elmore"),  Kathryn C. Gould  ("Gould"),  Paul G. Koontz  ("Koontz"),  Michael N. Schuh ("Schuh") and Adam Grosser
("Grosser").  FC2M  serves as the sole  general  partner of FC2,  FC2E and FC2P.  FCLM  serves as the sole  general partner of FCL and FCLP.  Anderson,  Elmore,  Gould,  Koontz, Schuh and Grosser serves as a Manager or a Member, as applicable, of FC2M and FCLM and expressly disclaim status as a "group" for purposes of this Schedule 13G.

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 10 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             William B. Elmore
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      (b) [X] (1)
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          82,709 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              82,709 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  82,709 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.17%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

(1) This Schedule 13G is filed by Foundation  Capital  Management Co. II, L.L.C.  ("FC2M"),  Foundation Capital II,
L.P. ("FC2"),  Foundation Capital II Entrepreneurs  Fund, L.L.C.  ("FC2E"),  Foundation Capital II Principals Fund,
L.L.C. ("FC2P"), FC Leadership Management Co., L.L.C.  ("FCLM"),  Foundation Capital Leadership Fund, L.P. ("FCL"),
Foundation Capital Leadership Principals Fund, L.L.C. ("FCLP"),  James C. Anderson ("Anderson"),  William B. Elmore
("Elmore"),  Kathryn C. Gould  ("Gould"),  Paul G. Koontz  ("Koontz"),  Michael N. Schuh ("Schuh") and Adam Grosser
("Grosser").  FC2M  serves as the sole  general  partner of FC2,  FC2E and FC2P.  FCLM  serves as the sole  general partner of FCL and FCLP.  Anderson,  Elmore,  Gould,  Koontz, Schuh and Grosser serves as a Manager or a Member, as applicable, of FC2M and FCLM and expressly disclaim status as a "group" for purposes of this Schedule 13G.

                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 11 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Kathryn C. Gould
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      (b) [X] (1)
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  0 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

(1) This Schedule 13G is filed by Foundation  Capital  Management Co. II, L.L.C.  ("FC2M"),  Foundation Capital II,
L.P. ("FC2"),  Foundation Capital II Entrepreneurs  Fund, L.L.C.  ("FC2E"),  Foundation Capital II Principals Fund,
L.L.C. ("FC2P"), FC Leadership Management Co., L.L.C.  ("FCLM"),  Foundation Capital Leadership Fund, L.P. ("FCL"),
Foundation Capital Leadership Principals Fund, L.L.C. ("FCLP"),  James C. Anderson ("Anderson"),  William B. Elmore
("Elmore"),  Kathryn C. Gould  ("Gould"),  Paul G. Koontz  ("Koontz"),  Michael N. Schuh ("Schuh") and Adam Grosser
("Grosser").  FC2M  serves as the sole  general  partner of FC2,  FC2E and FC2P.  FCLM  serves as the sole  general partner of FCL and FCLP.  Anderson,  Elmore,  Gould,  Koontz, Schuh and Grosser serves as a Manager or a Member, as applicable, of FC2M and FCLM and expressly disclaim status as a "group" for purposes of this Schedule 13G.

                                      * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 12 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Paul G. Koontz
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      (b) [X] (1)
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  0 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

(1) This Schedule 13G is filed by Foundation  Capital  Management Co. II, L.L.C.  ("FC2M"),  Foundation Capital II,
L.P. ("FC2"),  Foundation Capital II Entrepreneurs  Fund, L.L.C.  ("FC2E"),  Foundation Capital II Principals Fund,
L.L.C. ("FC2P"), FC Leadership Management Co., L.L.C.  ("FCLM"),  Foundation Capital Leadership Fund, L.P. ("FCL"),
Foundation Capital Leadership Principals Fund, L.L.C. ("FCLP"),  James C. Anderson ("Anderson"),  William B. Elmore
("Elmore"),  Kathryn C. Gould  ("Gould"),  Paul G. Koontz  ("Koontz"),  Michael N. Schuh ("Schuh") and Adam Grosser
("Grosser").  FC2M  serves as the sole  general  partner of FC2,  FC2E and FC2P.  FCLM  serves as the sole  general partner of FCL and FCLP.  Anderson,  Elmore,  Gould,  Koontz, Schuh and Grosser serves as a Manager or a Member, as applicable, of FC2M and FCLM and expressly disclaim status as a "group" for purposes of this Schedule 13G.


                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 13 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Michael N. Schuh
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      (b) [X] (1)
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          113,979 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              113,979 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  113,979 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.23%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

(1) This Schedule 13G is filed by Foundation  Capital  Management Co. II, L.L.C.  ("FC2M"),  Foundation Capital II,
L.P. ("FC2"),  Foundation Capital II Entrepreneurs  Fund, L.L.C.  ("FC2E"),  Foundation Capital II Principals Fund,
L.L.C. ("FC2P"), FC Leadership Management Co., L.L.C.  ("FCLM"),  Foundation Capital Leadership Fund, L.P. ("FCL"),
Foundation Capital Leadership Principals Fund, L.L.C. ("FCLP"),  James C. Anderson ("Anderson"),  William B. Elmore
("Elmore"),  Kathryn C. Gould  ("Gould"),  Paul G. Koontz  ("Koontz"),  Michael N. Schuh ("Schuh") and Adam Grosser
("Grosser").  FC2M  serves as the sole  general  partner of FC2,  FC2E and FC2P.  FCLM  serves as the sole  general partner of FCL and FCLP.  Anderson,  Elmore,  Gould,  Koontz, Schuh and Grosser serves as a Manager or a Member, as applicable, of FC2M and FCLM and expressly disclaim status as a "group" for purposes of this Schedule 13G.

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 14 of 21 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Adam Grosser
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)      (b) [X] (1)
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          101,396 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              101,396 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  101,396 shares
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.20%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

(1) This Schedule 13G is filed by Foundation  Capital  Management Co. II, L.L.C.  ("FC2M"),  Foundation Capital II,
L.P. ("FC2"),  Foundation Capital II Entrepreneurs  Fund, L.L.C.  ("FC2E"),  Foundation Capital II Principals Fund,
L.L.C. ("FC2P"), FC Leadership Management Co., L.L.C.  ("FCLM"),  Foundation Capital Leadership Fund, L.P. ("FCL"),
Foundation Capital Leadership Principals Fund, L.L.C. ("FCLP"),  James C. Anderson ("Anderson"),  William B. Elmore
("Elmore"),  Kathryn C. Gould  ("Gould"),  Paul G. Koontz  ("Koontz"),  Michael N. Schuh ("Schuh") and Adam Grosser
("Grosser").  FC2M  serves as the sole  general  partner of FC2,  FC2E and FC2P.  FCLM  serves as the sole  general partner of FCL and FCLP.  Anderson,  Elmore,  Gould,  Koontz, Schuh and Grosser serves as a Manager or a Member, as applicable, of FC2M and FCLM and expressly disclaim status as a "group" for purposes of this Schedule 13G.

                                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                   Page 15 of 21
Item 1

(a)      Name of Issuer:            Atheros Communications, Inc.

(b)      Address of Issuer's Principal Executive Offices:

              529 Almanor Avenue
              Sunnyvale, CA  94085

Item 2

(a)      Name of Person(s) Filing:

              Foundation Capital II, L.P. ("FC2")
              Foundation Capital II Principals Fund, L.L.C. ("FC2P") Foundation Capital II Entrepreneurs Fund, L.L.C. ("FC2E") Foundation Capital Management Company II, L.L.C. ("FC2M") Foundation Capital Leadership Fund, L.P. ("FCL")
              Foundation Capital Leadership Principals Fund, L.L.C. ("FCLP") FC Leadership Management Co., L.L.C. ("FCLM")
              James C. Anderson ("Anderson")
              William B. Elmore ("Elmore")
              Kathryn C. Gould ("Gould")
              Paul G. Koontz ("Koontz")
              Michael N. Schuh ("Schuh")
              Adam Grosser ("Grosser")

(b)      Address of Principal Business Office:

              c/o Foundation Capital
              70 Willow Road, Suite 200
              Menlo Park, CA  94025

(c)      Citizenship:

         Entities:         FC2              -        Delaware
                           FC2P             -        Delaware
                           FC2E             -        Delaware
                           FC2M             -        Delaware
                           FCL              -        Delaware
                           FCLP             -        Delaware
                           FCLM             -        Delaware

         Individuals:      Anderson -       United States of America
                           Elmore           -        United States of America
                           Gould            -        United States of America
                           Koontz           -        United States of America
                           Schuh            -        United States of America
                           Grosser          -        United States of America

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:     04743P108

Item 3            Not applicable.

Item 4            Ownership.

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2005:

========================= ========== =========== ========== =========== ========== =========== ============
Ownership/Power              FC2        FC2P       FC2E        FC2M        FCL        FCLP        FCLM
------------------------- ---------- ----------- ---------- ----------- ---------- ----------- ------------
Beneficial Ownership         0           0          0           0          0           0           0
------------------------- ---------- ----------- ---------- ----------- ---------- ----------- ------------
Percentage of Class          0           0          0           0          0           0           0
------------------------- ---------- ----------- ---------- ----------- ---------- ----------- ------------
Sole Voting Power            0           0          0           0          0           0           0
------------------------- ---------- ----------- ---------- ----------- ---------- ----------- ------------
Shared Voting Power          0           0          0           0          0           0           0
------------------------- ---------- ----------- ---------- ----------- ---------- ----------- ------------
Sole Dispositive Power       0           0          0           0          0           0           0
------------------------- ---------- ----------- ---------- ----------- ---------- ----------- ------------
Shared Dispositive Power     0           0          0           0          0           0           0
========================= ========== =========== ========== =========== ========== =========== ============
========================= =========== ========== ========== =========== =========== ============
Ownership/Power            Anderson    Elmore      Gould      Koontz      Schuh       Grosser
------------------------- ----------- ---------- ---------- ----------- ----------- ------------
Beneficial Ownership          0        82,709       0           0        113,979     101,396
------------------------- ----------- ---------- ---------- ----------- ----------- ------------
Percentage of Class           0          0.17       0           0         0.23         0.20
------------------------- ----------- ---------- ---------- ----------- ----------- ------------
Sole Voting Power             0        82,709       0           0        113,979     101,396
------------------------- ----------- ---------- ---------- ----------- ----------- ------------
Shared Voting Power           0          0          0           0           0           0
------------------------- ----------- ---------- ---------- ----------- ----------- ------------
Sole Dispositive Power        0        82,709       0           0        113,979     101,396
------------------------- ----------- ---------- ---------- ----------- ----------- ------------
Shared Dispositive Power      0          0          0           0           0           0
========================= =========== ========== ========== =========== =========== ============


Item 5        Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6        Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.


Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable.

Item 8        Identification and Classification of Members of the Group.

              Not applicable.

Item 9        Notice of Dissolution of Group.

              Not applicable.

Item 10       Certification.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 2006

         /s/ William B. Elmore
---------------------------------------------
         William B. Elmore

FOUNDATION CAPITAL MANAGEMENT CO. II, L.L.C.

By:      /s/ William B. Elmore
---------------------------------------------
         Member

FOUNDATION CAPITAL II, L.P.
By:      Foundation Capital Management Co. II, L.L.C.
         its General Partner

By:      /s/ William B. Elmore
   ------------------------------------------
         Member

FOUNDATION CAPITAL II ENTREPRENEURS FUND, L.L.C.
By:      Foundation Capital Management Co. II, L.L.C.
         its Manager

By:      /s/ William B. Elmore
   ------------------------------------------
         Member

FOUNDATION CAPITAL II PRINCIPALS, L.L.C.
By:      Foundation Capital Management Co. II, L.L.C.
         its Manager

By:      /s/ William B. Elmore
   ------------------------------------------
         Member

FC LEADERSHIP MANAGEMENT CO., L.L.C.

By:      /s/ William B. Elmore
   ------------------------------------------
         Member

FOUNDATION CAPITAL LEADERSHIP FUND, L.P.
By:      FC Leadership Management Co., L.L.C.
         its General Partner

By:      /s/ William B. Elmore
   ------------------------------------------
         Member


FOUNDATION CAPITAL LEADERSHIP PRINCIPALS FUND, L.L.C.
By:      FC Leadership Management Co., L.L.C.
         its Manager

By:      /s/ William B. Elmore
   ------------------------------------------
         Member

/s/ James C. Anderson
------------------------------------------
James C. Anderson


/s/ William B. Elmore
------------------------------------------
William B. Elmore


/s/ Kathryn C. Gould
------------------------------------------
Kathryn C. Gould


/s/ Paul G. Koontz
------------------------------------------
Paul G. Koontz


/s/ Michael N. Schuh
------------------------------------------
Michael N. Schuh


/s/ Adam Grosser
------------------------------------------
Adam Grosser

Exhibit(s):

A:       Joint Filing Statement

                                    EXHIBIT A


We, the undersigned, hereby express our agreement that the attached Schedule 13G
(or  any   amendments   thereto)   relating  to  the  Common  Stock  of  Atheros
Communications, Inc. is filed on behalf of each of us.

Dated:  February 7, 2006

FOUNDATION CAPITAL MANAGEMENT CO. II, L.L.C.

By:      /s/ William B. Elmore
   ------------------------------------------
         Member

FOUNDATION CAPITAL II, L.P.
By:      Foundation Capital Management Co. II, L.L.C.
         its General Partner

By:      /s/ William B. Elmore
   ------------------------------------------
         Member

FOUNDATION CAPITAL II ENTREPRENEURS FUND, L.L.C.
By:      Foundation Capital Management Co. II, L.L.C.
         its Manager

By:      /s/ William B. Elmore
   ------------------------------------------
         Member

FOUNDATION CAPITAL II PRINCIPALS FUND, L.L.C.
By:      Foundation Capital Management Co. II, L.L.C.
         its Manager

By:      /s/ William B. Elmore
   ------------------------------------------
         Member

FC LEADERSHIP MANAGEMENT CO., L.L.C.

By:      /s/ William B. Elmore
   ------------------------------------------
         Member

FOUNDATION CAPITAL LEADERSHIP FUND, L.P.
By:      FC Leadership Management Co., L.L.C.
         its General Partner

By:      /s/ William B. Elmore
   ------------------------------------------
         Member

FOUNDATION CAPITAL LEADERSHIP PRINCIPALS FUND, L.L.C.
By:      FC Leadership Management Co., L.L.C.
         its Manager

By:      /s/ William B. Elmore
   ------------------------------------------
         Member


/s/ James C. Anderson
------------------------------------------
James C. Anderson


/s/ William B. Elmore
------------------------------------------
William B. Elmore


/s/ Kathryn C. Gould
------------------------------------------
Kathryn C. Gould


/s/ Paul G. Koontz
------------------------------------------
Paul G. Koontz


/s/ Michael N. Schuh
------------------------------------------
Michael N. Schuh


/s/ Adam Grosser
------------------------------------------
Adam Grosser